                                                                  EXHIBIT 10.49

                                SUBLEASE (BUILDING #3)

     This Sublease is made as of February 16, 1997, by and between ComStream Corporation, a Delaware corporation ("Sublessor"), and Molecular Biosystems, Inc., a Delaware corporation ("Subtenant"), with respect to the approximately 30,097 square-foot building located at 10070 Barnes Canyon Road in San Diego, California, as depicted in the attached Exhibit "A" (the "Property").

     1. LEASING AND TERM. Subject to the conditions set forth below, Sublessor leases to Subtenant, and Subtenant hires from Sublessor, the Property for the term (the "Term") commencing on March 1, 1998 and expiring on February 14, 2000 (the "Expiration Date"), unless earlier terminated in accordance with this Sublease; provided, however, Tenant may not take possession of the 10,295 square-foot portion of laboratory within the Property depicted as Space "B" on the attached EXHIBIT "B" until April 16, 1998.

     2. MASTER LEASE. Sublessor's interest in the Property is held under the Triple Net Lease (Single Tenant Building) dated as of May 31, 1989, by and between K L Sorrento Associates, predecessor-in-interest to Spieker Properties ("Master Lessor"), as landlord, and Sublessor, as tenant, as amended by the 1st Amendment to Lease dated as of May 31, 1989, the Second Amendment to Lease dated as of April 1, 1991, the Third Amendment to Lease dated as of February 15, 1994, and the Fourth Amendment to Lease dated as of February 24, 1995 (the "Master Lease"), a copy of which is attached to this Sublease as EXHIBIT C (along with certain material correspondence and estoppel certificates). This Sublease is a sublease under and subject and subordinate to the terms and conditions of the Master Lease. Subtenant may not violate any provision of the Master Lease. The following provisions of the Master Lease are repeated and incorporated into this Sublease as if originally set forth in this Sublease, but substituting each instance of the word "Lessor" with "Sublessor", each instance of "Lessee" with "Subtenant" and each instance of "Premises" with "Property": Sections 4.2, 6.1, 7, 8.2, and 8.3, and Articles 11 through 27, 29, 33 through 43, and 46 through 50 (except that in Section 50.5, the reference to "40.54 percent" is replaced with "32.2 percent"); as well as Article 11 of the Second Amendment to Lease, and Articles 7, 8, 10, 12, and 13 of the Third Amendment to Lease. If the Master Lease is terminated, then this Sublease is automatically terminated on the same date of such termination and Sublessor has no further obligations under this Sublease other than to return any unearned paid rent to Subtenant. The obligation of Sublessor under this Sublease is expressly conditioned upon Sublessor obtaining Master Lessor's written consent to this Sublease.

     3. RENT. Subtenant shall pay Sublessor as basic monthly rent under this Sublease, excluding triple net charges, in advance, $28,592.15, except that basic monthly rent for the first two month period of March 1, 1998 through April 30, 1998 is only $42,514.00, half of which is immediately payable, the other half of which is due on April 1, 1998. On March 1, 1999, and for the remainder of the Term, basic monthly rent increases to $29,449.91. In order to facilitate Sublessor paying its obligations under the Master Lease in a timely fashion, all payments required of Subtenant under this Sublease are due, and must be paid, five business days before they are due from Sublessor under the Master Lease.

     4. SECURITY DEPOSIT AND SECURITY INTEREST. Subtenant shall immediately deposit with Sublessor cash in the amount of $28,592.15 (the "Security Deposit") to secure the performance by Subtenant of its obligations under this Sublease, including Subtenant's obligations (i) to pay rent, (ii) to repair damages caused by Subtenant or Subtenant's agents, employees, contractors, licensees, or invitees (collectively, "Subtenant's Invitees"), (iii) to clean the Premises on the termination of this Sublease, and (iv) to remedy any other defaults by Subtenant in the performance of any of its obligations under this

Sublease. Subtenant shall promptly pay to Sublessor the amount necessary to replenish any portion of the Security Deposit so used by Sublessor.
Following the Expiration Date or earlier termination of this Sublease, and within the time frame required by applicable law, Sublessor shall deliver to Subtenant, at Subtenant's last known address, any portion of the Security Deposit not used by Sublessor in accordance with this paragraph, along with an itemized statement of deductions made from the Security Deposit.
Sublessor may commingle the Security Deposit with Sublessor's other funds and Sublessor will not pay interest on such Security Deposit to Subtenant.

     5. SECURITY MEASURES. Subtenant acknowledges (i) that the rent does not include the cost of any security measures for any portion of the Project (ii) that Sublessor has no obligation to provide any security measures, (iii) that Sublessor has made no representation to Subtenant regarding the safety or security of the Project, and (iv) that Subtenant is solely responsible for providing any security it deems necessary to protect itself, its property, and Subtenant's invitees in, on, or about the Project.

     6. "AS IS" CONDITION OF PROPERTY. Subtenant has inspected the Property to the extent it deems appropriate and hereby accepts the Property in its "AS IS" condition or status as of the date of this Sublease and acknowledges that in doing so it has relied solely on Subtenant's inspection of the Property, its analysis of the Master Lease and Master Lessor and the opinions and advice concerning the Premises of consultants engaged by Subtenant. Subtenant acknowledges that Sublessor has made no representation or warranty regarding the Property or the Master Lease or any other matter whatsoever relating to this Sublease or the Property, and Sublessor disclaims any implied representation or warranty.

     7. BROKERS. Subtenant and Sublessor each represents that no real estate broker, agent, finder, or other person is responsible for bringing about or negotiating this Sublease and Subtenant has not dealt with any real estate broker, agent, finder, or other person, relative to this Sublease in any manner, other than CB Commercial and The Irving Hughes Group, Inc. Sublessor is responsible for paying CB Commercial's commission of $35,025.00, which is to be split evenly between CB Commercial and The Irving Hughes Group, Inc.

     8. NOTICES. Each notice and other communication required or permitted to be given under this Agreement ("Notice") must be in writing. Notice is duly given to another party upon: (a) hand delivery to the other party, (b) receipt by the other party when sent by facsimile to the address and number for such party set forth below (provided, however, that the Notice is not effective unless a duplicate copy of the facsimile Notice is promptly given by one of the other methods permitted under this paragraph), (c) three business days after the Notice has been deposited with the United States postal service as first class certified mail, return receipt requested, postage prepaid, and addressed to the party as set forth below, or (d) the next business day after the Notice has been deposited with a reputable overnight delivery service, postage prepaid, addressed to the party as set forth below with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery-service-provider.

If To Sublessor:              ComStream Corporation
                              10180 Barnes Canyon Road
                              San Diego, CA 92121
                              Facsimile:  (619) 657-5702
                              Attn:  General Counsel

  with a copy to:             Solomon Ward Seidenwurm & Smith, LLP
                              401 B Street, Suite 1200
                              San Diego, CA 92101

                              Attn:  Jeffrey A. Schneider, Esq.
                              Facsimile:  (619) 231-4755

If To Subtenant:              Molecular Biosystems, Inc.
                              10030 Barnes Canyon Road
                              San Diego, CA 92121
                              Attn:  Gerard A. Wills
                              Facsimile:   (619) 824-2395

Each party shall make a reasonable, good faith effort to ensure that it will accept or receive Notices to it that are given in accordance with this paragraph. A party may change its address for purposes of this paragraph by giving the other party(ies) written notice of a new address in the manner set forth above.

     9. MISCELLANEOUS. This Sublease may be executed in counterparts, each of which is deemed an original and all of which together constitute one document. All exhibits attached to and referenced in this Sublease are incorporated into this Sublease. This Sublease may be modified only by a contract in writing executed by the party to this Sublease against whom enforcement of the modification is sought. This Sublease and all documents specifically referred to and executed in connection with this Sublease: (a) contain the entire and final agreement of the parties to this Sublease with respect to the subject matter of this Sublease, and (b) supersede all negotiations, stipulations, understandings, agreements, representations and warranties, if any, with respect to such subject matter, which precede or accompany the execution of this Sublease. Whenever the context so requires in this Sublease, all words used in the singular may include the plural (and vice versa) and the word "person" includes a natural person, a corporation, a firm, a partnership, a joint venture, a trust, an estate or any other entity. The terms "includes" and "including" do not imply any limitation. No remedy or election under this Sublease is exclusive, but rather, to the extent permitted by applicable law, each such remedy and election is cumulative with all other remedies at law or in equity. Each party to this Sublease and its legal counsel have reviewed and revised this Sublease. The rule of construction that ambiguities are to be resolved against the drafting party or in favor of the party receiving a particular benefit under an agreement may not be employed in the interpretation of this Sublease or any amendment to this Sublease. Nothing in this Sublease is intended to confer any rights or remedies on any person or entity other than the parties to this Sublease and their respective successors-in-interest and permitted assignees.


SUBLESSOR:                 COMSTREAM CORPORATION, a Delaware corporation


                           By:  /s/Jamie Crichton
                                -------------------------------
                                its:  Vice President & CFO

SUBTENANT:                 MOLECULAR BIOSYSTEMS, INC., a Delaware
                           corporation


                           By:  /s/ Thomas E. Jurgensen
                                -------------------------------
                                its: Vice President - Legal and General Counsel

                                     EXHIBIT A


                             THE PROPERTY - BUILDING #3

                                     EXHIBIT B

                                    MASTER LEASE